Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fulton Financial Corporation:

We consent to the use of our report dated March 1, 2011, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and the cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which appears in the December 31, 2010 annual report on Form 10-K of the Company.

Our report dated March 1, 2011, on the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, refers to the Corporation's change in its method of accounting for other-than-temporary impairment for debt securities in 2009, due to the adoption of FASB Staff Position No. 115-2 and 124-2, "Recognition and Presentation of Other- than-Temporary Impairments," which was codified as FASB ASC Subtopic 320- 10.

/s/ KPMG, LLP

Philadelphia, Pennsylvania
June 21, 2011